Exhibit 99.1
October 31, 2006
Cooper Tire & Rubber Company
Notice to Directors and Executive Officers
          As you may know, Section 306 of the Sarbanes-Oxley Act of 2002 generally prohibits any Director or Executive Officer of an issuer of publicly held securities from conducting trades in those securities during any period when the ability of participants or beneficiaries in a benefit plan of the issuer to engage in trades in such securities is suspended (a “Blackout Period”). Section 104 of the Securities and Exchange Commission’s Regulation BTR requires that the issuer provide notice to its Directors and Executive Officers of any such plan Blackout Period.
          Cooper Tire & Rubber Company (“Cooper”) has been advised by the plan administrator of the Pre-Tax Savings Plans, the Spectrum Investment Savings Plan and the Reid 401(k) Plan (collectively, the “Plans”)1, that activity in the Cooper Tire & Rubber Company Stock Fund (“CTB Stock Fund”) under the Plans will be closed for participant transactions beginning at 4:00 p.m. E.T. on November 27, 2006 through 5:00 p.m. E.T. on December 5, 2006. During this Blackout Period, participants in the Plans will not be able to direct money into or out of the CTB Stock Fund under the Plans. In addition, participants will not be able to request in-kind stock distributions from the CTB Stock Fund or take any loans or withdrawals from any Plan accounts involving the CTB Stock Fund, if applicable. This suspension is necessary in order to complete the transition of the Plans’ administrative services to the Principal Financial Group®.
          This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the Blackout Period you will be unable to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Cooper common stock (or related securities). For example, you will be prohibited from:
•	transferring your Plan account into or out of the CTB Stock Fund,

•	buying or selling shares of Cooper common stock on the open market, and

•	exercising Cooper stock options.
Please note that this restriction will not apply to certain trading activities, including:
•	purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or

•	dividend reinvestments.
If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you can be subject to civil and criminal penalties.
          If you have any questions about this notice and the required trading restriction, you may obtain information by contacting Cooper Tire & Rubber Company, Attention: James E. Kline, 701 Lima Avenue, Findlay, Ohio 45840 (telephone (419) 423-1321)).

[1]	The affected plans include: Cooper Tire & Rubber Company Pre-Tax Savings Plan (Clarksdale); The Standard Products Company Collectively Bargained Savings and Retirement Plan; Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana); Cooper Tire & Rubber Company Pre-Tax Savings Plan (Findlay); and Cooper Tire & Rubber Company Spectrum Investment Savings Plan.